1 Jean-Marc Germain Constellium SE 40-44 rue Washington 75008 Paris France 28 October 2025 Dear Jean-Marc: The Board of Directors (the “Board”) of Constellium SE (the “Company”) recognizes your long-tenured service and commitment to both the Board and the Company. The Board has received your resignation letter to resign as Chief Executive Officer and director of the Company dated as of October 27, 2025 and effective as of December 31, 2025. This is to confirm that, in the pursuit of a seamless transition and in recognition of your esteemed service, the Board has decided to grant you Good Leaver status in respect of your outstanding equity awards subject to your acceptance of an offer made to you by Constellium US Holdings I, LLC of a role as a Special Advisor to the Board and Management pursuant to the terms of the Transition Agreement to be entered into on and with effect from January 1, 2026, a draft of which is attached hereto as Exhibit A. We want to thank you for your exceptional leadership and commitment to Constellium. Sincerely, Jean-Christophe Deslarzes 2 Exhibit A – Draft of the Transition Agreement